Noble House Entertainment Inc.

(Formerly First Empire Corporation Inc.)

Consolidated Financial Statements

For the Years Ended June 30, 2005 and 2004

(Canadian Dollars)

SLOAN PARTNERS LLP

AUDITORS’ REPORT

To the Shareholders of

Noble House Entertainment Inc.

We have audited the consolidated balance sheets of Noble House Entertainment Inc. as at June 30, 2005, and 2004, and the consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended June 30, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all materials respects, the financial position of the company as at June 30, 2005 and 2004, and the results of its operations and its cash flows for the for each of the three years in the period ended June 30, 2005 in accordance with Canadian generally accepted accounting principles.

October 20, 2005

Thornhill, Ontario

/s/Sloan Partners LLP

Sloan Partners LLP

Chartered Accountants

SLOAN PARTNERS LLP

COMMENTS BY AUDITORS FOR U.S READERS ON CANADA - U.S. REPORTING DIFFERENCES

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the consolidated financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 2 to the consolidated financial statements.

The opinion on page 1 is expressed in accordance with Canadian reporting standards, which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the consolidated financial statements.

October 20, 2005

Thornhill, Ontario

/s/Sloan Partners LLP

Sloan Partners LLP

Chartered Accountants

Noble House Entertainment Inc.

(Formerly First Empire Corporation Inc.)

Consolidated Balance Sheets

(Canadian Dollars)

As at June 30	Note	2005	2004
Assets
Current
Bank		$1,629	$245
Accounts receivable and prepayments		5,983	2,622
		7,612	2,867
Investment in film and television programs	4	232,500	-

		$240,112	$2,867
Liabilities
Current
Accounts payable and accrued liabilities		$46,877	$10,830
Note payable	5	11,494	11,494
Advances from shareholders	6	143,937	38,021
		202,308	60,345
Shareholders' Equity (Deficit)
Capital stock	7	4,815,672	4,460,857
Contributed surplus		20,391	20,391
Deficit		(4,798,259)	(4,538,726)
		37,804	(57,478)
		$240,112	$2,867

Related Party Transactions (Note 10)

Approved by the Board               ”Damian Lee”  Director          ”Kam Shah” Director

                                                           (signed)                                      (signed)

The accompanying notes form an integral part of these financial statements.

Noble House Entertainment Inc.

(Formerly First Empire Corporation Inc.)

Consolidated Statements of Operations

(Canadian Dollars)

For the Years Ended June 30	Note	2005	2004	2003
Revenue
Distribution income		$5,031	$-	$-

Expenses
Amortization of investment in film	4	117,500
and television programs
Consulting		76,095	64,840	22,541
Office and general		27,061	9,953	5,245
Shareholders information		20,122	3,142	(553)
Promotion		13,543	-	-
Professional fees		9,680	26,309	5,989
Bank charges and interest		563	207	292
Deferred development costs written off		-	110,150
Scripts and lyrics written off		-	-	75,000
		264,564	214,601	108,514
Net loss for year		$(259,533)	$(214,601)	$(108,514)
Net loss per share	8	$(0.04)	$(0.06)	$(0.06)

The accompanying notes form an integral part of these financial statements.

Noble House Entertainment Inc.

(Formerly First Empire Corporation Inc.)

Consolidated Statements of Cash Flows

(Canadian Dollars)

For the Years Ended June 30	2005	2004	2003
Cash flows from operating activities
Net loss for year	$(259,533)	$(214,601)	$(108,514)

Items not affecting cash
Amortization of investment in film and television programs	117,500	-	-
Write-off of deferred development costs	-	110,150	-
Write-off of scripts and lyrics	-	-	75,000
Fees settled with common shares	5,000	5,000	-
Cash effect of changes in:
Accounts receivable and prepayments	(3,361)	(1,234)	(204)
Accounts payable and accrued liabilities	36,047	5,026	(2,395)
	(104,347)	(95,659)	(36,113)
Cash flows from investing activities
Investment in Jenn Project	-	(150)	(50,000)

Cash flows from financing activities
Net advances from shareholders	105,916	60,863	36,136
Note payable	-	(38,506)	50,000
Shares cashed-out	(185)	(1,527)	-
Warrants exercised	-	75,000	-
	105,731	95,830	86,136
Increase in cash	1,384	21	23
Cash, beginning of year	245	224	201
Cash, end of year	$1,629	$245	$224
Supplemental disclosures
Non-cash investing and financing activities
Conversion of loan to equity investment	$-	$75,000	$101,435
Acquisition of film and television programs	350,000	-	60,000
	$350,000	$75,000	$161,435

The accompanying notes form an integral part of these financial statements.

Noble House Entertainment Inc.

(Formerly First Empire Corporation Inc.)

Consolidated Statement of Shareholders’ Equity

(Canadian Dollars)

For the Years Ended June 30, 2005, 2004 and 2003

	Number of Shares	Share Capital	Contributed surplus	Accumulated Deficit	Shareholders' Deficit
Balance June 30, 2002	1,735,695	$4,145,949	$20,391	$(4,215,611)	$(49,271)
Issued on conversion of debts	550,000	101,435	-	-	101,435
Issued on acquisition	750,000	60,000	-	-	60,000
Net loss	-	-	-	(108,514)	(108,514)
Balance June 30, 2003	3,035,695	4,307,384	20,391	(4,324,125)	3,650
Buy-back of fractional shares	(1,199)	(1,527)	-	-	(1,527)
Exercise of warrants	750,000	75,000	-	-	75,000
Issued in settlement of debts	750,000	75,000	-	-	75,000
Issued in settlement of fees	50,000	5,000	-	-	5,000
Net loss	-	-	-	(214,601)	(214,601)
Balance June 30, 2004	4,584,496	4,460,857	20,391	(4,538,726)	(57,478)
Buy-back of fractional shares	(619)	(185)	-	-	(185)
Issuance on acquisition of film and television programs	3,500,000	350,000	-	-	350,000
Issued in settlement of fees	50,000	5,000	-	-	5,000
Net loss	-	-	-	(259,533)	(259,533)
Balance June 30, 2005	8,133,877	$4,815,672	$20,391	$(4,798,259)	$37,804

The accompanying notes form an integral part of these financial statements.

Noble House Entertainment Inc.

(Formerly First Empire Corporation Inc.)

Notes to Consolidated Financial Statements

(Canadian Dollars)

June 30, 2005 and 2004

     1. NATURE OF OPERATIONS

Noble House Entertainment Inc. (the “Company") is a fully integrated entertainment company engaged in the development, licensing, production and distribution of feature films, television series, television movies and non-fiction programming.

The Company changed its name from First Empire Corporation Inc. effective November 4, 2004.

The Company was incorporated in Ontario on March 18, 1997 the result of an amalgamation.

2. GOING CONCERN

The Company’s new business strategy, which evolved in fiscal 2005, involves activities in the development and distribution of films and television series. The Company’s business involves a high degree of risk and uncertainties. Significant expenditures may be required to develop commercially viable film properties and establish distribution facilities. It is not possible to ensure that the current film properties in which the Company holds interests will result in profitable commercial operations.

The Company expects to selectively explore and develop a library of viable film and television programs through joint venture arrangements or otherwise. The scheduling and scale of such future activities will depend on results and market conditions.

The Company has experienced negative cash flows from operating activities since its inception. The Company will have to rely on the continuing support of its shareholders to secure adequate funds to meet its existing corporate, administrative and operational obligations in the coming year. If adequate funds are not available from the source noted above, then the Company may be required to raise additional financing through equity issuance, borrowings and/or sale of its assets. While the Company has been successful in the past in raising financing, there is no assurance that the Company will be able to raise the necessary funding to meet its obligations and may be unable to continue realizing its assets and discharging its liabilities in the normal course of business.

These consolidated financial statements have been prepared on a going concern basis and do not include any adjustments that might be necessary should the Company be unable to continue as a going concern and, therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business.

Noble House Entertainment Inc.

(Formerly First Empire Corporation Inc.)

Notes to Consolidated Financial Statements

(Canadian Dollars)

June 30, 2005 and 2004

     3.  SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements are prepared in Canadian dollars in accordance with accounting principles generally accepted in Canada, which conform, in all material respects, with accounting principles generally accepted in the United States, except as disclosed in Note 13.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary – Noble House Film and Television Inc. (“NHFT”).

NHFT was incorporated on May 21, 2003 and changed its name from First Empire Music Corp. on January 21, 2005. NHFT holds titles to the film properties and distribution rights acquired and is in the business of licensing, developing, producing and distributing of films and television programs.

On July 5, 2004, the Company dissolved its wholly owned subsidiary, First Empire Entertainment Corp., which had been inactive since 2001.

All intercompany balances and transactions have been eliminated on consolidation.

Revenue Recognition

Revenue from the licensing of film and television programs is recognized when:

1.  the Company has persuasive evidence of a contractual arrangement;

2.  the production has been completed;

3.  the contractual delivery arrangements have been satisfied;

4.  the licensing period has commenced and the customer can begin its exploitation, exhibition or sale;

5.  the fee is fixed or determinable; and

6.  collection of proceeds is reasonably assured.

Revenue from the theatrical release of feature films is recognized at the time of exhibition based on the Company’s participation in box office receipts, provided that all of the foregoing conditions are met.

Cash payments received are recorded as deferred revenue until all the foregoing conditions of revenue recognition have been met.

Noble House Entertainment Inc.

(Formerly First Empire Corporation Inc.)

Notes to Consolidated Financial Statements

(Canadian Dollars)

June 30, 2005 and 2004

 3. SIGNIFICANT ACCOUNTING POLICIES (continued)

Investment in Film and Television Programs

Investment in film and television programs includes the unamortized costs of film and television programs which have been produced by the Company or for which the Company has acquired distribution rights, libraries acquired as part of acquisitions of companies, and film and television programs in progress and in development.

For film and television programs produced by the Company, capitalized costs include all direct production and financing costs, capitalized interest and production overhead. For acquired film and television programs, these capitalized costs consist of minimum guarantee payments to acquire the distribution rights.

Costs of acquiring and producing film and television programs and of acquired libraries are amortized using the individual-film-forecast method, whereby these costs are amortized. Participation and residual costs are accrued in the proportion that the current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the film or television programs. Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release or from the date of delivery of the first episode for episodic television series. For titles included in acquired libraries, ultimate revenue includes estimates over a period not to exceed twenty years following the date of acquisition.

The valuation of investment in film and television programs is reviewed on a title-by-title basis, when an event or change in circumstances indicates that the recoverable value of a film or television program is less than its unamortized cost. Additional amortization is recorded in the amount by which the unamortized costs exceed the estimated fair value of the film or television program. The fair value of the film or television program is determined using management’s future revenue and cost estimates and a discounted cash flow approach. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in film and television programs may be required as a consequence of changes in management’s future revenue estimates.

Foreign Currency Translation

The functional currency of the Company is the Canadian dollar.  Monetary assets and liabilities are translated at exchange rates in effect at the balance sheet date.  Non-monetary assets are translated at the historical exchange rates which were in effect when they were acquired.  Revenue and expenses are translated at the approximate average rate of exchange for the year, except that amortization is translated at the rates used to translate related assets. The resulting gains or losses on translation are included in the consolidated statement of operations.

Noble House Entertainment Inc.

(Formerly First Empire Corporation Inc.)

Notes to Consolidated Financial Statements

(Canadian Dollars)

June 30, 2005 and 2004

   3. SIGNIFICANT ACCOUNTING POLICIES (continued)

Future Income Taxes

The Company follows the asset and liability method of accounting for income taxes.  Under this method, future income tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities, as well as for the benefit of losses available to be carried forward to future years for tax purposes.  Future income tax assets and liabilities are measured using substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Future income tax assets are recognized in the financial statements if realization is considered more likely than not.

Stock-Based Compensation Plan

The Company follows a fair value based method of accounting for all stock-based compensation and other stock-based payments to employees and non-employees.  The fair value of all share purchase options is expensed over their vesting period with a corresponding increase to contributed surplus. Upon exercise of share purchase options, the consideration paid by the option holder, together with the amount previously recognized in contributed surplus, is recorded as an increase to share capital. The Company uses the Black-Scholes option valuation model to calculate the fair value of share purchase options at the date of grant.

Loss Per Share

Basic loss per share is calculated by dividing net loss (the numerator) by the weighted average number of common shares outstanding (the denominator) during the period.  Diluted loss per share reflects the dilution that would occur if outstanding stock options and share purchase warrants were exercised or converted into common shares using the treasury stock method and are calculated by dividing net loss applicable to common shares by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

The inclusion of the Company’s stock options and share purchase warrants in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation.  Consequently, there is no difference between basic loss per share and diluted loss per share.

Noble House Entertainment Inc.

(Formerly First Empire Corporation Inc.)

Notes to Consolidated Financial Statements

(Canadian Dollars)

June 30, 2005 and 2004

4. INVESTMENT IN FILM AND TELEVISION PROGRAMS

On November 30, 2004, the Company acquired the following assets from an independent production house in Toronto which were valued at $350,000:

1.  Developed scripts and synopses of ten theatrical films valued at$230,000 and

2.  Distribution contracts for seven theatrical films valued at $120,000

The acquisition price was settled by issuance of 3.5 million common shares valued at $0.10 per share and 3.5 million warrants convertible into equal number of common shares of the Company at a price of $1 per warrant within two years. (see note 6(iii)).

Movements during the year were as follows:

	Theatrical Films
	Scripts & Synopses	Distribution Contracts	Total
Balance: June 30, 2004	$ -	$ -	$ -
Acquisitions during year	230,000	120,000	350,000
Amortization	(57,500)	(60,000)	(117,500)
Balance: June 30, 2005	$172,500	$60,000	$232,500

Due to rewrites of certain scripts, production delays and changes in forecasted distribution income, management reviewed the valuation of investment in film and television programs on a title-by-title basis at June 30, 2005.  Based on the fair values determined by management, additional amortization of $117,500 was recorded representing the amount by which the unamortized costs exceeded the estimated fair value of the film or television program.

The Company expects 100% of the investment in distribution contracts, net of accumulated amortization, will be amortized in the three year period ending June 30, 2008.

5. NOTE PAYABLE

The note payable is due to a shareholder corporation, owned by an independent director of the Company and where another director provides accounting services. The note is unsecured, non-interest bearing, and is payable on demand.

 6.ADVANCES FROM SHAREHOLDERS

Advances from shareholders represent funds advanced or expenses incurred on behalf of the Company by shareholder corporations from time to time. These advances are unsecured, non-interest bearing and are payable on demand.

Noble House Entertainment Inc.

(Formerly First Empire Corporation Inc.)

Notes to Consolidated Financial Statements

(Canadian Dollars)

June 30, 2005 and 2004

7. CAPITAL STOCK

a)

Authorized:  Unlimited number of common shares

b)

Issued:

		2005		2004
		Common Shares	Amount	Common Shares	Amount
Beginning of year		9,168,991	$4,460,857	12,142,780	$4,307,384
Reverse stock split	1	(4,584,495)	-	(6,068,832)	-
Buy-back of fractional shares	2	(619)	(185)	(4,957)	(1,527)
Issued to acquire film and television programs	3	3,500,000	350,000
Exercise of warrants		-	-	1,500,000	75,000
Issued in settlement of debts		-	-	1,500,000	75,000
Issued in settlement of fees	4	50,000	5,000	100,000	5,000
		8,133,877	$4,815,672	9,168,991	$4,460,857

1.   On November 19, 2004, the Company carried out a reverse stock-split under which one new common share of the Company was issued for every two old common shares of the Company.

2.  Under the Company’s share buy-back plan to deal with fractional shares arising from the reverse stock split per (i) above, the holders of less than ten old common shares were not issued any new shares of the Company.  Instead, they were entitled to a payment of $0.10 per share, subject to a minimum of $1.  As a result, a maximum of 619 existing common shares are expected to be returned to the Company for cancellation for a total cash consideration of $185 under the buy-back plan.  The plan has no expiry date.

3.  On November 30, 2004, the Company issued 3.5 million common shares plus 3.5 million warrants to an independent production house in settlement of the value of acquisition of certain theatrical films properties valued at $350,000 (see note 4).  These shares cannot be sold or transferred by the vendor for at least five years from the date of issuance without the approval of the Company as per the terms of the asset purchase agreement dated November 30, 2004.

      The vendor also issued 3.5 million warrants, which are convertible into an equal number of common shares of the Company at a conversion price of $1 per warrant on or before November 30, 2006.  As at June 30, 2005, none of the warrants were exercised.

      The shares issued and issuable upon exercise of the warrants are restricted in terms of their saleability in accordance with the regulations of the U.S. Securities and Exchange Commission.

4.    On June 13, 2005, the Company issued 50,000 common shares valued at $0.10 per share to an independent brokerage firm in settlement of the fee charged for services involving obtaining a listing and trading symbol for the Company’s common shares on the Over the Counter Bulletin Board of NASDAQ.  These shares are restricted in terms of their saleability in accordance with the regulations of the U.S. Securities and Exchange Commission.

Noble House Entertainment Inc.

(Formerly First Empire Corporation Inc.)

Notes to Consolidated Financial Statements

(Canadian Dollars)

June 30, 2005 and 2004

8.  LOSS PER SHARE

Loss per share is calculated on the weighted average number of common shares outstanding during the year ended June 30, 2005, which were 6,629,968 shares (2004:  3,680,536 (post-2005 reverse-split) and 2003:  1,906,654 (post-reverse-splits of 2004 and 2005)).

9.  INCOME TAXES

The effective tax rate of Nil (2004 – Nil) for income taxes varies from the statutory income tax rate of approximately 36% (2004 – 36%) due to the fact that no tax recoveries have been recorded for losses incurred, as management has not determined that it is more likely than not that the losses will be utilized before they expire.

The temporary differences that give rise to future income tax assets and future income tax liabilities are presented below:

	2005	2004
Amounts related to tax loss and credit carry forwards	$211,000	$198,000

Net future tax assets	$211,000	$198,000
Less: valuation allowance	(211,000)	(198,000)

	$-	$-

The Company has carry forward tax losses of approximately $586,000, which may be applied against future taxable income and expire as detailed below. The benefit arising from these losses has not been recorded in the financial statements.

2007	$77,000
2008	31,000
2009	19,000
2010	212,000
2011	104,000
2015	143,000
$586,000

Noble House Entertainment Inc.

(Formerly First Empire Corporation Inc.)

Notes to Consolidated Financial Statements

(Canadian Dollars)

June 30, 2005 and 2004

10.  RELATED PARTY TRANSACTIONS

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount. Related party transactions and balances not disclosed elsewhere in the financial statements are:

i.

Current Capital Corp., a shareholder corporation where directors of the Company serve as consultants and is owned by one of the directors charged approximately $5,400 for the premises rent, telephone, consultants’ fees and other office expenses (2004 - $12,600; 2003 - $11,200).

ii.

Consulting fees include amounts to Snapper Inc., a shareholder corporation, of $Nil (2004 - $60,372; 2003 - $13,944).

iii.

Included in professional fees are fees of $Nil (2004 - $5,000, 2003 - $Nil) paid to a director of the Company for accounting services. The payment in 2004 was made by way of issuance of 100,000 shares of the Company.

iv.

Consulting fees include $30,000 of fees paid to a director (2004 and 2003 - $Nil).

v.

Rent of $6,500 (2004 and 2003 - $Nil) is charged in respect of rent for premises owned by a director of the Company.

vi.

Included in accounts payable are balances due to Current Capital Corp. of $15,728 (2004 - $2,100; 2003 - $Nil)

vii.

Receivable includes $3,752 (2004 and 2003 - $Nil) advanced to two production companies owned by directors of NHFT and which will license the scripts from the Company.

viii.

Payable includes $11,900 (2004 and 2003 - $Nil) received from two production companies. The Company is a co-producer in one of these production companies and directors of NHFT are the owners of the other production company.

11.  COMMITMENTS AND CONTINGENT LIABILITIES

i.

On December 1, 2004, the Company entered into a consulting contract with Mr. Damian Lee, one of the owners of the production house from which the Company acquired certain film properties (see note 4). The contract is effective January 15, 2005 for a five-year term up to January 15, 2010. The contract provides for a monthly fee of $6,000 plus taxes plus reimbursement of expenses. In addition, Mr. Lee will also be entitled to production fees and incentives linked to his role and responsibility on each film or television production.

ii.

The Company's wholly owned subsidiary, NHFT has entered into various film distribution, joint venture and co-producing arrangements under which the Company will co-produce two films, in addition to its current wholly-owned slate of projects. Under these arrangements, co-producers, who will own 50% of the net revenue will contribute half of the development fees to NHFT toward the development of the projects.  NHFT will utilize these fees, in conjunction with its own, in order to develop the projects and bring them to maturity. The extent of financial commitments required under these arrangements cannot be reasonably determined at this time.

iii.

The Company is a defendant in a legal action which, in the opinion of management, is not reasonably expected to result in a material adverse effect on the Company’s financial position.

Noble House Entertainment Inc.

(Formerly First Empire Corporation Inc.)

Notes to Consolidated Financial Statements

(Canadian Dollars)

June 30, 2005 and 2004

12.  SEGMENTED INFORMATION

The Company has three identifiable segments, namely licensing, production and distribution. As at June 30, 2005 only one segment – distribution – was operational.

The accounting policies of the segments are same as those described in Note 2. The Company evaluates each segment’s performance based on its contribution to consolidated net earnings. There are no inter-segment charges or transactions. The table below presents summarised financial information for the fiscal years ended June 30, 2005 and 2004.

Geographic Information

The Company operates from one location in Canada. All its assets are located at this location.

Business Segments

2005	Licensing	Production	Distribution	Total
Total Revenue	$-	$-	$5,031	$5,031
Earnings (losses) from operations	(27,586)	(27,586)	(27,586)	(82,758)
Total assets	172,000	3,752	60,000	235,752
Total liabilities	-	11,900	-	11,900
Reconciliation to Financial Statements
Revenue
Total revenue from reportable segments				$5,031
Other				-
				$5,031
Net Loss
Total losses from reportable segments				$(82,758)
Other				(176,775)
				$259,533)
Assets
Total assets used for reportable segments				$235,752
Other				4,360
				$240,112
Liabilities
Total liabilities of the reportable segments				$11,900
Other				190,408
				$202,308

There were no operating segments in fiscal year 2004 and therefore no comparatives are provided for the year ended June 30, 2004.

Noble House Entertainment Inc.

(Formerly First Empire Corporation Inc.)

Notes to Consolidated Financial Statements

(Canadian Dollars)

June 30, 2005 and 2004

13. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”). Material variations in the accounting principles, practices and methods used in preparing these consolidated financial statements from principles, practices and methods used in the United States (“US GAAP”) and in SEC Regulation S-X are described and quantified below.

	2005			2004
	Balance under Canadian GAAP	Adjustment	Balance under US GAAP	Balance under Canadian GAAP	Adjustment	Balance under US GAAP
Balance sheet
Current assets	$7,612	$-	$7,612	$2,867	$-	$2,867
Long term assets	232,500	-	232,500	-	-	-
Total assets	$240,112	$-	$240,112	$2,867	$-	$2,867
Current liabilities	$202,308	$-	$202,308	$60,345	$-	$60,345
Capital stock	4,815,672	-	4,815,672	4,460,857	-	4,460,857
Contributed surplus	20,391	-	20,391	20,391	-	20,391
Deficit	(4,798,259)	-	(4,798,259)	(4,538,726)	-	(4,538,726)
Total liabilities and shareholders’ equity	$240,112	$-	$240,112	$2,867	$-	$2,867

Noble House Entertainment Inc.

(Formerly First Empire Corporation Inc.)

Notes to Consolidated Financial Statements

(Canadian Dollars)

June 30, 2005 and 2004

13. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

The impact of significant US GAAP variations on the Consolidated Statement of Operations are as follows:

Year ended June 30	2005	2004	2003

Net loss for year, Canadian GAAP	$(259,533)	$(214,601)	$(108,514)
Adjustment re: 2002 write down of scripts and lyrics	-	-	75,000
Adjustment re: 2003 write down of production costs and contract rights costs	-	110,000	-
Write down of production costs	-	-	(48,900)
Write down of contract rights costs	-	-	(61,100)
Reclassification of exchange loss(gain) on yea end translation of foreign currency items and balances	(203)	-	-
Loss for year, US GAAP	(259,736)	(104,601)	(143,514)
Reclassification of exchange gain(loss) on period end translation of foreign currency items and balances	203	-	-
Comprehensive loss for year, US GAAP	(259,533)	(104,601)	(143,514)

Basic and diluted loss per share, US GAAP	(0.04)	(0.03)	(0.08)

Net loss for the fiscal years 2003 and 2004 is based on the post-reverse split number of shares issued and outstanding.

Diluted loss per share under US GAAP

The Company had 3.5 million warrants which were not exercised as at June 30, 2005. Inclusion of these warrants in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation. Consequently, there is no difference between loss per share and diluted loss per share.

Noble House Entertainment Inc.

(Formerly First Empire Corporation Inc.)

Notes to Consolidated Financial Statements

(Canadian Dollars)

June 30, 2005 and 2004

13.  DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

The impact of the above differences between Canadian GAAP and US GAAP on the consolidated statements of cash flows would be as follows:

Year ended June 30	2005	2004	2003
Operating activities under Canadian GAAP	($104,347)	($95,659)	($36,113)
Production costs	-	(150)	(48,900)
Operating activities under US GAAP	(104,347)	(95,809)	(85,013)
Investing activities under Canadian GAAP	-	(150)	(50,000)
Deferred production costs	-	150	48,900
Investing activities under US GAAP	-	-	(1,100)
Financing activities under Canadian and US GAAP	105,731	95,830	86,136
Increase in cash	1,384	21	23
Cash, beginning of year	245	224	201
Cash, end of year	$1,629	$245	$224

New accounting pronouncements

In January 2003, the Financial Accounting Standards Board (the “FASB”) released Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”) that requires the primary beneficiary of a variable interest entity (“VIE”) to consolidate such entity. In December 2003, the FASB published a revision to FIN 46 (“FIN 46R”) to clarify some of the provisions of the interpretation and to defer the effective date of implementation for certain entities. Under the guidance of  FIN 46R, entities that do not have interests in structures that are commonly referred to as special purpose entities are required to apply the provisions of the interpretation in financial statements for periods ending after March 14, 2004. The Company does not have interests in any variable interest entities.

In December 2004, the FASB SFAS 123 (Revised 2004), “Share-Based Payment” [“Statement 123(R)"], which is a revision of SFAS. 123, “Accounting for Stock-Based Compensation” [“Statement 123"]. Statement 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and amends SFAS. 95, “Statement of Cash Flows”. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Effective April 1, 2003, the Company has adopted the fair value accounting method provided for under Statement 123 to apply recognition provisions to its stock options granted, modified or settled after February 1, 2003. Statement 123(R) will have no impact on the consolidated financial statements of the Company.

Noble House Entertainment Inc.

(Formerly First Empire Corporation Inc.)

Notes to Consolidated Financial Statements

(Canadian Dollars)

June 30, 2005 and 2004

13.  DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

New accounting pronouncements (continued)

In December 2004, FASB issued SFAS 153, “Exchanges of Non-Monetary Assets – an amendment of APB Opinion No. 29, “Accounting for Nonmonetary Transactions”. SFAS 123 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetray assets that do not have commercial substance. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  The provisions of SFAS 153 should be applied prospectively. The Company does not anticipate that the application of SFAS 153 will have an impact on the consolidated financial statements of the Company.

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and SFAS 3, which applies to all voluntary changes in accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Statement is effective for fiscal years beginning after December 15, 2005. The Company does not anticipate that this guidance will impact the consolidated financial statements of the Company.

14.  USE OF ESTIMATES

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.  Actual results could differ from those estimates.